CONTACT:                                                   EXHIBIT 99.1
Kristina Peterson
Isis Pharmaceuticals, Inc.
760-603-2521

FOR IMMEDIATE RELEASE

               ISIS PHARMACEUTICALS ADOPTS STOCKHOLDER RIGHTS PLAN

Carlsbad, CA - December 8, 2000 - Isis Pharmaceuticals, Inc. (NASDAQ: ISIP) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of January 10, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Isis stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Isis. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire December 7, 2010. The rights will be exercisable only if a person or group acquires 20% or more of the Isis Pharmaceuticals, Inc. Common Stock or announces a tender offer for twenty percent or more of the company's Common Stock. If a person or group acquires 20% or more of the company's Common Stock, all rightsholders except the acquiror will be entitled to acquire the company's Common Stock at a discount. The effect will be to discourage acquisitions of more than 20% of the Common Stock of Isis without first negotiating with the company's Board.

The rights will trade with the company's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. The company's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20% of the company's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene-TM- (formivirsen), to treat CMV-induced retinitis in patients with AIDS. In addition, Isis has 11 products in its development pipeline, with two in late-stage development and four in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer. Isis is preparing to initiate a Phase III program for ISIS 2302, an ICAM-1 inhibitor, in Crohn's disease. Isis has a broad and proprietary patent estate of nearly 700 issued and allowed patents worldwide. Isis' GeneTrove-TM-division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics-TM- is a division focused on the discovery of small molecule drugs that bind to RNA.

This press release contains forward-looking statements concerning Isis and its prospects. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Actual results could differ materially from those projected in this release. As a result, the reader is cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in Isis' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the company.

Vitravene-TM- is a trademark of Novartis AG. GeneTrove-TM- and Ibis Therapeutics-TM- are trademarks of Isis Pharmaceuticals, Inc.


                           ISIS PHARMACEUTICALS, INC.
        CARLSBAD RESEARCH CENTER, 2292 FARADAY AVENUE, CARLSBAD, CA 92008
                               VOICE: 760.931.9200


                                       2